As filed with the Securities and Exchange Commission on January 2, 2026

Registration No. 333-[●]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

cbdMD, Inc.
(Exact Name of Registrant As Specified In Its Charter)

North Carolina	2833	47-3414576
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2101 Westinghouse Blvd. Suite A Charlotte, NC 28273 (704) 445-3060
(Address, Including Zip Code, And Telephone Number, Including Area Code, Of Registrant’s Principal Executive Offices)

T. Ronan Kennedy

Chief Executive Officer and Chief Financial Officer

2101 Westinghouse Blvd.

Suite A

Charlotte, NC 28273

(704) 445-3060

(Name, Address, Including Zip Code, And Telephone Number, Including Area Code, Of Agent for Service)

COPIES TO:

Brian A. Pearlman, Esq.

Brian S. Bernstein, Esq.

Nason Yeager Gerson Harris & Fumero P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, Florida 33410

(561) 686-3307

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the SEC acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (the “SEC”) of which this prospectus is a part becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 2, 2026

PROSPECTUS

cbdMD, Inc.

3,234,000 Shares of Common Stock

This prospectus relates to the potential resale from time to time by C/M Capital Master Fund, LP (the “Selling Shareholder”) of up to 3,234,000 shares of common stock, par value $0.001 per share. The shares of common stock to which this prospectus relates consist of shares that have been or may be issued by us to the Selling Shareholder pursuant to a Securities Purchase Agreement, dated as of December 18, 2025, as amended by and between us and the Selling Shareholder (the “Purchase Agreement”), establishing an equity line of credit. Such shares of our common stock include (i) up to 3,154,000 shares of common stock, or the Purchase Shares, that we may elect, in our sole discretion, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, to issue and sell to the Selling Shareholder, from time to time from and after the Commencement Date (as defined below) under the Purchase Agreement, and subject to applicable stock exchange rules and (ii) up to 80,000 shares of common stock, or the Commitment Shares, of which 40,000 shares have been issued as of the date of this prospectus to the Selling Shareholder in connection with related issuances and sales of Purchase Shares as consideration for the Selling Shareholder’s execution and delivery of the Purchase Agreement.

The actual number of shares of our common stock issuable will vary depending on the then-current market price of shares of our common stock sold to the Selling Shareholder under the Purchase Agreement, but will not exceed the number set forth in the preceding paragraphs unless we file an additional registration statement under the Securities Act of 1933 (“Securities Act”), with the SEC, and we obtain the approval of the issuance of shares of common stock by our shareholders in accordance with the applicable stock exchange rules.

Under the applicable rules of the NYSE American (“NYSE American”), in no event may we issue to the Selling Shareholder shares of our common stock representing 20% or more of the total number of shares of common stock outstanding as of the date of the Purchase Agreement, unless (i) we obtain the approval of the issuance of such shares by our shareholders in accordance with the applicable stock exchange rules or (ii) the average price paid for all shares of common stock issued under the Purchase Agreement (including both Purchase Shares and Commitment Shares) is equal to or greater than $1.346, which is a price equal to the lower of (A) the Official Closing Price immediately preceding the execution of the Purchase Agreement and (B) the average Official Closing Price of our common stock for the five trading days immediately preceding the execution of the Purchase Agreement, as calculated in accordance with the NYSE American LLC Company Guide, such that the sales of such common stock to the Selling Shareholder would not count toward such limit because they are “at market” under applicable stock exchange rules. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Shareholder” for additional information regarding the Selling Shareholder.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of our common stock by the Selling Shareholder. Additionally, we will not receive any proceeds from the issuance or sale of any Commitment Shares. However, we may receive up to $20 million in aggregate gross proceeds from the sale of the shares of common stock to the Selling Shareholder under the Purchase Agreement, from time to time in our discretion, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, after the date the registration statement that includes this prospectus is declared effective and after satisfaction of other conditions in the Purchase Agreement. The actual proceeds from the Selling Shareholder may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

The Selling Shareholder may offer, sell or distribute all or a portion of the shares of our common stock acquired under the Purchase Agreement and hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the shares of our common stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Shareholder will bear all commissions and discounts, if any, attributable to its sale of shares of our common stock. See “Plan of Distribution” for more information about how the Selling Shareholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The Selling Shareholder is an underwriter under the Securities Act with respect to the resale of shares held by it.

You should read this prospectus and any prospectus supplement or amendment, together with additional information described under the headings “Where You Can Find More Information”, carefully before you invest in our securities.

Our common stock is listed on the NYSE American under the symbol “YCBD.” On December 30, 2025, the last reported sales price of our common stock on the NYSE American was $1.36 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendment or supplement to this prospectus or in any other documents incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January [__], 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the Selling Shareholder named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Neither we nor the Selling Shareholder have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise indicates, when used in this report, the terms the “Company,” “cbdMD, “we,” “us, “our” and similar terms refer to cbdMD, Inc., a North Carolina corporation, and our subsidiaries CBD Industries LLC, a North Carolina limited liability company formerly known as cbdMD LLC, which we refer to as “CBDI”, Paw CBD, Inc., a North Carolina corporation which we refer to as “Paw CBD” and cbdMD Therapeutics LLC, a North Carolina limited liability company which we refer to as “Therapeutics” and Proline Global, LLC a North Carolina limited liability company which we refer to as “Proline Global.” In addition, “fiscal 2025” refers to the year ended September 30, 2025 and “fiscal 2024” refers to the year ended September 30, 2024.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including, but not limited to, statements regarding our liquidity, anticipated capital expenditures, and expected sales to the Selling Shareholder.

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes included or incorporated by reference herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Corporate Information

Our company was formed under the laws of the state of North Carolina in March 2015 under the name Level Beauty Group, Inc. In November 2016 we changed the name of our company to Level Brands, Inc. Effective May 1, 2019, we changed our name to cbdMD, Inc.

Our principal executive offices are located at 2101 Westinghouse Blvd., Suite A Charlotte, NC 28273. Our telephone number at this location is (704) 445-3060. Our corporate website address is www.cbdmd.com. The information contained in, and that can be accessed through, our websites or our various social media platforms is not incorporated into and is not a part of this prospectus.

Our Company

We own and operate the nationally recognized CBD (cannabidiol) brands cbdMD and Paw CBD, as well as our beverage brand, Herbal Oasis (“Oasis”), and our functional mushroom brand, ATRx Labs. We believe that we are an industry leader producing and distributing dietary supplements and topical products, with an initial focus on hemp derived products including broad spectrum CBD products and full spectrum CBD products. Our mission is to identify and formulate products with novel, compelling ingredients and blends to enhance our customer’s overall quality of life while bringing education, awareness and accessibility of high quality and effective products to all. We source cannabinoids, including CBD, which are extracted from non-GMO hemp grown on farms in the United States. Our innovative broad spectrum formula utilizes a clinically studied hemp extract blend, containing CBD, CBG and CBN, while eliminating the presence of tetrahydrocannabinol ("THC"). Non-THC is defined as below the level of detection using validated scientific analytical methods. Our full spectrum and Delta 9 products contain a variety of cannabinoids and terpenes while maintaining small amounts of THC that fall within the limits set in the 2018 Farm Act. The ATRx brand was launched to bring non cannabinoid products to market, starting with non-psychoactive functional dietary mushrooms such as Lion’s Mane, Cordyceps and Reshi. In addition to our core brands, we also operate Therapeutics to capture the Company’s ongoing investments in science related to its existing and future products, including research and development activities for therapeutic applications and Proline Global that houses some of our newer brands.

Our cbdMD brand of products includes an array of high-grade, premium every day and functional CBD products, including tinctures, gummies, topicals, capsules and drink mixers as well as sleep, focus and calming aids. In addition, we have clinical based claims and industry leading strength and concentrations to drive product efficacy.

Our Paw CBD brand of products includes a line of veterinarian-formulated products including tinctures, chews, topicals products in varying strengths and formulas. Paw CBD products have undergone the National Animal Safety Council’s rigorous audit and meet their Quality Seal standard.

Our ATRx brand was developed using the power of functional mushrooms to provide consumers with a complementary natural ingredient solution for immunity, focus, digestive health, and cognitive and mood benefits.

Oasis is a premium hemp-derived THC-infused social seltzer that blends cannabinoids and nootropic mushrooms to deliver a fast-acting, functional beverage made for presence and connection.

cbdMD, Paw CBD, Oasis, and ATRx products are distributed through our e-commerce websites, third party e-commerce sites, select distributors and marketing partners as well as a variety of brick-and-mortar retailers.

Recent Developments

Management’s efforts to drive shareholder value during 2025 were focused in two areas: (i) deliver positive earnings through a combination of optimizing our product portfolio, rationalizing our cost structure, and growing revenue and (ii) simplifying our capital structure.

During fiscal 2025, we made progress on strengthening the business. We were able to essentially maintain our revenue base and we continued to reduce our GAAP operating loss from a $3.3 million loss during fiscal 2024 to $2.1 million during fiscal 2025. We accomplished this while still focusing on disciplined cost control, rebuilding our marketing team and launching into the exciting hemp derived THC beverage category with our brand Oasis.

During fiscal 2025, we were successful in cleaning up our capital structure and, at our annual meeting in April 2025, we secured sufficient votes to convert our Series A Convertible Preferred and outstanding accrued preferred dividends into approximately 91% of the Company’s outstanding common stock. This vote was critical to regaining compliance with NYSE American continued listing standards and maintaining our NYSE American listing as well as make the Company more attractive for merger and acquisition activity. We are now back in compliance with the NYSE American’s continued listing standards and our non-compliance status has been removed.

During the fiscal fourth quarter of 2025, the Company continued to make progress on building momentum with sequential and year-over-year increase in revenue. We continue to make progress with our Oasis brand, which continues to grow quarterly as we added distributors and improved our sell-through at retailers. We are now available throughout the Southeast in Texas, Alabama, Georgia, Florida, North Carolina, Tennessee and several other states outside the Southeast. To date, Oasis has been a P&L earnings drag on the Company as we invest in a scaling, high-growth category. We made changes during the first fiscal quarter of 2026 to reduce certain Oasis brand overhead expenses and add sales staff and we are starting to see some benefits of scale as revenues continue to grow.

cbdMD believes trends from late 2025 are continuing in the first quarter of 2026. We are seeing momentum in our direct-to-consumer business, wholesale is trending up and we added additional Oasis distribution during the quarter. In addition, we have identified nearly $200,000 in corporate overhead savings that will be implemented during early 2026 with insurance renewals and professional fees leading the way.

During calendar 2025, we have faced a notable uptick in both state and federal regulatory activity. While most of the state level action to restrict the hemp category occurred, the industry built sufficient support to limit many restrictions on our industry. Unfortunately, federal action in November 2025 poses a significant threat to the industry and our revenue bases.

On September 29, 2025, the Company entered into securities purchase agreements (the “Series B Purchase Agreements”) with four institutional investors (the “Series B Purchasers”) pursuant to which the Series B Purchasers were issued an aggregate of 1,700,000 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) for aggregate gross proceeds of $1,700,000. The Company and the Series B Purchasers also entered into a registration rights agreement, pursuant to which the Company agreed to file a registration statement on Form S-1 with the SEC to register the shares underlying the Series B Preferred Stock. As of December 30, 2025, 1,108,793 shares of Series B Preferred Stock were converted into 1,108,793 shares of common stock.

On December 15, 2025, the Company entered into the Purchase Agreement, pursuant to which the Company agreed to sell, and the purchaser agreed to purchase, up to $20 million of the Company’s common stock, subject to limitations as set forth in the agreement. The Company and the purchaser also entered into a registration rights agreement, pursuant to which the Company agreed to file a registration statement on Form S-1 with the SEC covering the resale of shares of common stock sold under the Purchase Agreement.

On December 18, 2025, the Company entered into a securities purchase agreement (the “Series C Agreement”) with two institutional investors (the “Series C Purchasers”) pursuant to which the investors were issued an aggregate of 1,000,000 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”) for aggregate gross proceeds of $2,250,000. The Company and the Series C Purchasers also entered into a registration rights agreement, pursuant to which the Company agreed to file a registration statement on Form S-1 with the SEC to register the shares underlying the Series C Preferred Stock.

The C/M Capital Transaction

On December 15, 2025, the Company and C/M Capital entered into the Purchase Agreement which provides that subject to the terms and conditions set forth therein, the Company may sell to C/M Capital up to $20,000,000 in shares of the Company’s common stock, par value $0.001 per share (the “Purchase Shares”), subject to the terms regarding the Exchange Cap (as defined below). As consideration for the Selling Shareholder’s execution and delivery of the Purchase Agreement, we have agreed to issue to the Selling Shareholder, (i) on the execution date of the Purchase Agreement, an amount of shares of common stock equal to 0.5% of the aggregate Available Amount (as defined in the Purchase Agreement) (40,000 shares) and (ii) after the execution date of the Purchase Agreement, a number of shares of common stock equal to 0.5% of the initial aggregate Available Amount, issued in a pro-rated fashion simultaneously with the delivery of any Purchase Shares purchased under the Purchase Agreement (the “Commitment Shares” and, together with the Purchase Shares, the “Securities”).

Additionally, on December 15, 2025, the Company and C/M Capital entered into the Registration Rights Agreement, pursuant to which the Company agreed to file a registration statement with the SEC covering the resale of shares of common stock that are issued to C/M Capital under the Purchase Agreement.

We do not have a right to commence any sales of common stock to the Selling Shareholder under the Purchase Agreement until the Commencement Date (as defined in the Purchase Agreement). Over the 36-month period from and after the Commencement Date (unless the Purchase Agreement is terminated earlier in accordance with its terms), the Selling Shareholder has no right to require us to sell any shares of common stock to the Selling Shareholder, but subject to the satisfaction of the conditions set forth in the Purchase Agreement, the Selling Shareholder is obligated to make purchases as we direct in accordance with the terms of the Purchase Agreement. There are no upper limits on the price per share that the Selling Shareholder must pay for shares of common stock. Actual sales of shares of common stock to the Selling Shareholder will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations.

At any time from and after the Commencement Date, on any business day on which the previous business day’s closing sale price of common stock was equal to or greater than the Floor Price (as defined in the Purchase Agreement (the “Fixed Purchase Date”), we may direct the Selling Shareholder to purchase a specified number of shares of common stock (a “Fixed Purchase”) not to exceed on any single business day (i) $500,000 of shares of common stock or (ii) $10,000,000 in the aggregate of Fixed Purchases shares of common stock, at a purchase price equal to the lesser of 95% of (i) the lowest sale price of the common stock on the trading day immediately prior to such applicable Fixed Purchase Date or (ii) the daily volume weighted average price (the “VWAP”) of the common stock for the five trading days immediately preceding the applicable Fixed Purchase Date for such Fixed Purchase.

In addition, at any time from and after the Commencement Date, on any business day on which the previous business day’s closing sale price of the common stock is equal to or greater than the Floor Price and such business day is also the Purchase Date for a Fixed Purchase of an amount of shares of Common Stock not less than the applicable Fixed Purchase Share Limit (as defined in the Purchase Agreement) (the “VWAP Purchase Date”), we may also direct the Selling Shareholder to purchase an additional number of shares of common stock (a “VWAP Purchase”) at a purchase price equal to the lesser of 95% of (i) the closing price of a share of common stock on the trading day immediately prior to such applicable VWAP Purchase Date and (ii) the lowest sale price of the common stock on such applicable VWAP Purchase Date.

If we make certain issuances of our securities within three business days after a Purchase Date and such securities are issued at prices (the “New Issuance Price”) less than the prices to be paid by the Selling Shareholder in such Fixed Purchase or VWAP Purchase, the purchase price for such applicable Fixed Purchase or VWAP Purchase would be reduced to the New Issuance Price, subject to the terms and conditions set forth in the Purchase Agreement.

Under the Purchase Agreement, in no event may the aggregate amount of Purchase Shares submitted in any single or combination of VWAP Purchase notices on a particular date require a payment from the Selling Shareholder to us that exceeds $10,000,000, unless such limitation is waived by the Selling Shareholder.

In no event shall we issue or sell any shares of common stock pursuant to the Purchase Agreement to the extent that after giving effect thereto, the aggregate number of shares of common stock that would be issued pursuant to the Purchase Agreement (including the Commitment Shares) would exceed 19.99% of the total number of shares of common stock issued and outstanding immediately preceding the execution of the Purchase Agreement (the “Exchange Cap”), subject to adjustment as set forth in the Purchase Agreement, unless and until we obtain the approval of the issuance of such shares by our shareholders in accordance with the applicable stock exchange rules or (ii) the price paid for any shares of common stock issued under the Purchase Agreement is equal to or greater than the applicable Base Price, which is the closing price of a the Company’s common stock on the NYSE American immediately prior to delivery of a Fixed Purchase Notice or VWAP Purchase Notice, such that the sales of such common stock to the Selling Shareholder would not count toward the Exchange Cap because they are “at market” under applicable stock exchange rules.

In addition, the Selling Shareholder is not obligated to buy any shares of common stock pursuant to the Purchase Agreement if such shares of common stock, when aggregated with all other common stock then beneficially owned by the Selling Shareholder and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, and Rule 13d-3 promulgated thereunder), would result in the Selling Shareholder beneficially owning common stock in excess of 4.99% of the then-outstanding shares of common stock (the “Beneficial Ownership Limitation”), provided, however, the Selling Shareholder may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion upon sixty-one days’ prior written notice to us.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to the Selling Shareholder. We intend to use the net proceeds for working capital and general corporate purposes. We will retain broad discretion over the use of the net proceeds from this offering.

We have the right to terminate the Purchase Agreement at any time, upon one business day’s notice, however, the full amount of Commitment Shares shall be delivered to the Selling Shareholder prior to termination of the Purchase Agreement. During any Suspension Event (as defined in the Purchase Agreement), while the Selling Shareholder does not have the right to terminate the Purchase Agreement, we may not initiate any Purchase until such Suspension Event has been cured in accordance with the terms of the Purchase Agreement. In addition, in the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate in accordance with its terms.

There are substantial risks to our shareholders as a result of the sale and issuance of common stock to the Selling Shareholder under the Purchase Agreement, including but not limited to the following: substantial dilution, significant declines in our stock price and our inability to draw sufficient funds when needed. See “Risk Factors.” The sale of our common stock to the Selling Shareholder under the Purchase Agreement will not affect the rights or privileges of our other shareholders, except that the economic and voting interests of our existing shareholders will be diluted as a result of any such sale. Although the number of shares of common stock that our other shareholders own will not decrease, the shares owned by our other shareholders will represent a smaller percentage of our total outstanding shares after any such sale to the Selling Shareholder under the Purchase Agreement.

THE OFFERING

Common stock offered by the Selling Shareholder

3,234,000 shares of our common stock, consisting of (i) up to 3,154,000 Purchase Shares that may be issued by us to the Selling Shareholder, from time to time at our sole discretion, pursuant to the Purchase Agreement, and (ii) up to 80,000 Commitment Shares of which 40,000 shares of common stock are outstanding.

Common stock outstanding immediately prior to this offering	10,068,203 shares

Common stock outstanding immediately following this offering	13,302,203 shares

Terms of the offering	The Selling Shareholder will determine when and how it will dispose of any shares of our common stock that are registered under this prospectus for resale. See “Plan of Distribution.”

Use of proceeds

We will not receive any of the proceeds from the sale of shares of our common stock offered by the Selling Shareholder. Additionally, we will not receive any proceeds from the issuance or sale of any Commitment Shares. We may receive up to $20,000,000 in aggregate gross proceeds from the Selling Shareholder under the Purchase Agreement in connection with sales of our shares of our common stock to the Selling Shareholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold. We intend to use of the net proceeds that we receive under the Purchase Agreement for working capital and other general corporate purposes. However, as of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. See “Use of Proceeds” on page 16 of this prospectus.

Stock Symbol	YCBD

Transfer Agent and Registrar	VStock Transfer, LLC

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Outstanding Shares

The number of shares of our common stock to be outstanding after this offering assumes 10,068,203 shares of our common stock outstanding as of December 30, 2025, and excludes:

●	a total of 591,207 shares of common stock issuable upon the conversion of Series B Convertible Preferred Stock and possible dividend shares;
●	a total of 1,000,000 shares of common stock issuable upon conversion of Series C Convertible Preferred Stock at $2.25 per share;
●

a total of 19,716 shares of common stock issuable upon vesting of unvested restricted stock awards and 445,000 shares of unvested restricted common stock granted under the Company’s 2025 Equity Incentive Plan which is subject to shareholder approval;

●	a total of 5,517 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $991.71 per share; and
●	a total of 5,901 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $208.75 per share.

Unless otherwise indicated, all information in this prospectus assumes no exercise or settlement of outstanding options or warrants.

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully read the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended September 30, 2025 filed with the SEC on December 19, 2025, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Information by Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Related to the Committed Equity Financing

It is not possible to predict the actual number of shares of our common stock, if any, we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

Pursuant to the Purchase Agreement, the Selling Shareholder shall, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us up to the lesser of (a) $20,000,000 of shares of common stock, subject to the Exchange Cap, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement (such amount, the “Commitment Amount”); provided, however, that such limitations will not apply if we obtain shareholder approval to issue additional shares of common stock and, accordingly, we have registered 3,234,000 shares for issuance under the Purchase Agreement and resale pursuant to this prospectus, assuming that such shareholder approval is obtained. The shares of our common stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to the Selling Shareholder at our discretion from time to time from the Commencement Date (as defined below) until the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Commencement Date, (ii) the date on which the Selling Shareholder shall have purchased the Commitment Amount, and (iii) the Purchase Agreement is otherwise terminated in accordance with its terms.

We do not have a right to commence any sales of common stock to the Selling Shareholder under the Purchase Agreement until the time when all of the conditions to our right to commence sales of common stock to the Selling Shareholder set forth in the Purchase Agreement have been satisfied, or the Commencement Date, including the effectiveness of the registration statement of which this prospectus forms a part. Over the 36-month period from and after the Commencement Date, we will generally have the right to control the timing and amount of any sales of our common stock to the Selling Shareholder under the Purchase Agreement. Sales of our common stock, if any, to the Selling Shareholder under the Purchase Agreement will depend upon market conditions, our capital needs, alternative financing options, and other factors to be determined by us in our sole discretion. We may ultimately decide to sell to the Selling Shareholder all, some or none of the common stock that may be available for us to sell to the Selling Shareholder pursuant to the Purchase Agreement. Accordingly, we cannot guarantee that we will be able to sell all of the Commitment Amount or how much in proceeds we may obtain under the Purchase Agreement. If we cannot sell securities under the Committed Equity Financing, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of common stock to be paid by the Selling Shareholder for the common stock that we may elect to sell to the Selling Shareholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to the Selling Shareholder under the Purchase Agreement, the purchase price per share that the Selling Shareholder will pay for shares of common stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases the Selling Shareholder under the Purchase Agreement.

We are registering 3,234,000 shares of our common stock under this prospectus. As of December 30, 2025, there were 10,068,203 shares of common stock outstanding. If all of the 3,234,000 shares of our common stock offered for resale by the Selling Shareholder under this prospectus were issued and outstanding as of December 30, 2025, such shares would represent in excess of 20% of total number of shares of our common stock outstanding.

The actual number of shares of our common stock issuable will vary depending on the then current market price of shares of our common stock sold to the Selling Shareholder in this offering and the number of shares of our common stock we ultimately elect to sell to the Selling Shareholder under the Purchase Agreement. If it becomes necessary for us to issue and sell to the Selling Shareholder under the Purchase Agreement more than the amount of purchase shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $10,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Shareholder of any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock under the Purchase Agreement. Under applicable NYSE American LLC Company Guide rules, in no event may we issue to the Selling Shareholder shares of our common stock representing 20% or more of the total number of shares of common stock outstanding immediately prior to the execution of the Purchase Agreement, or approximately 1,790,986 shares of common stock, unless (i) we obtain the approval of the issuance of additional shares by our shareholders in accordance with the applicable stock exchange rules or (ii) the price paid for any shares of common stock issued under the Purchase Agreement is equal to or greater than the applicable Base Price, which is the closing price of a the Company’s common stock on the NYSE American immediately prior to delivery of a Fixed Purchase Notice or VWAP Purchase Notice, such that the sales of such common stock to the Selling Shareholder would not count toward the Exchange Cap because they are “at market” under applicable stock exchange rules.

In addition, the Selling Shareholder is not obligated to buy any common stock under the Purchase Agreement if such shares, when aggregated with all other common stock then beneficially owned by the Selling Shareholder and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act, and Rule 13d-3 promulgated thereunder), would result in the Selling Shareholder beneficially owning common stock in excess of 4.99% of the then-outstanding shares of common stock, or the Beneficial Ownership Limitation; provided, however, the Selling Shareholder may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion upon sixty-one days’ prior written notice to us. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

The Selling Shareholder will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

The purchase price of our common stock to be sold to the Selling Shareholder under the Purchase Agreement is derived from the market price of our common stock on the NYSE American. Shares to be sold to the Selling Shareholder pursuant to the Purchase Agreement will be purchased at a discounted price.

For example, we may effect sales to the Selling Shareholder pursuant to a Fixed Purchase Notice at a purchase price equal to the lesser of 95% of (i) the lowest sale price of a share of common stock on the business day immediately preceding the applicable Fixed Purchase Date and (ii) the daily volume weighted average price of the common stock for the five trading days immediately preceding the applicable Fixed Purchase Date. This pricing mechanism means that shares will always be sold at a 5% or greater discount to market price. See “The Committed Equity Financing” for more information.

As a result of this pricing structure, the Selling Shareholder may sell the shares they receive immediately after receipt of such shares, which could cause the price of our common stock to decrease. This immediate resale could create downward pressure on our stock price.

Investors who buy shares of common stock from the Selling Shareholder at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we have discretion (subject to the restrictions and satisfaction of the conditions in the Purchase Agreement) to vary the timing, price and number of shares of common stock we sell to the Selling Shareholder. If and when we elect to sell shares of common stock to the Selling Shareholder pursuant to the Purchase Agreement, after the Selling Shareholder has acquired such shares, the Selling Shareholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Selling Shareholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Shareholder in this offering as a result of future sales made by us to the Selling Shareholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Shareholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with the Selling Shareholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Future resales and/or issuances of shares of common stock, including pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

On December 18, 2025, we entered into the Purchase Agreement, pursuant to which the Selling Shareholder shall, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us up to an aggregate of $20,000,000 of shares of common stock, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement.

The shares of our common stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to the Selling Shareholder at our discretion from time to time from the date of effectiveness of the registration statement of which this prospectus forms a part until the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Commencement Date, (ii) the date on which the Selling Shareholder shall have purchased the Commitment Amount, or (iii) the Purchase Agreement is otherwise terminated in accordance with its terms.

The purchase price for shares of our common stock that we may sell to the Selling Shareholder under the Purchase Agreement will fluctuate based on the trading price of shares of our common stock. Depending on market liquidity at the time, sales of shares of our common stock may cause the trading price of shares of our common stock to decrease. We generally have the right to control the timing and amount of any future sales of shares of our common stock to the Selling Shareholder. Additional sales of shares of our common stock, if any, to the Selling Shareholder will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Shareholder all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our common stock to the Selling Shareholder, after the Selling Shareholder has acquired shares of our common stock, the Selling Shareholder may resell all, some, or none of such shares of our common stock at any time or from time to time in its discretion and at different prices. Therefore, sales to the Selling Shareholder by us could result in substantial dilution to the interests of other holders of shares of our common stock. In addition, if we sell a substantial number of shares of our common stock to the Selling Shareholder under the Purchase Agreement, or if investors expect that we will do so, the shares held by the Selling Shareholder will represent a significant portion of our public float and may result in substantial decreases to the price of our common stock. The actual sales of shares of our common stock or the mere existence of our arrangement with the Selling Shareholder may also make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to affect such sales

We presently have options, unvested restricted stock awards and warrants that if exercised would result in the issuance of an additional 31,134 shares of our common stock and 445,000 shares of unvested restricted common stock granted under the Company’s 2025 Equity Incentive Plan, which is subject to shareholder approval. We have also issued shares of our Series B Preferred Stock which are currently convertible into 591,207 shares of common stock and accrue dividends at rate of 10% per annum, payable in cash or in shares of common stock and shares of our Series C Preferred Stock which are currently convertible into 1,000,000 shares of common stock and accrue dividends at rate of 10% per annum, payable in cash or in shares of common stock. In addition, shares of our common stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our common stock reserved for future issuance under our incentive plan may become available for sale in future.

We may use proceeds from sales of our common stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our common stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

Risks Related to Our Financial Position and Capital Needs

If we do not raise debt or equity capital, we may not be able to pay all of our contractual obligations.

The extent we rely on the Selling Shareholder as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and volume of trading and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from the Selling Shareholder does not occur for any reason including the Selling Shareholder suffering liquidity issues or failure of the Company to keep the registration statement current, we will need to secure another source of funding in order to pay off our contractual obligations. Should the financing we require be unavailable or prohibitively expensive when we require it, such circumstances would likely have a material adverse effect on our business, operating results, financial condition and prospects.

Our auditors have issued a “going concern” audit opinion.

Our independent auditors have indicated in their report on our September 30, 2025 and September 30, 2024 financial statements that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern for one year from the date the financial statements are issued and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation.

Risks Related to Our Common Stock

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

●	Our failure to increase revenue in each succeeding quarter and achieve and thereafter maintain profitability;
●	Our failure to meet our revenue and earnings guidance or our failure to meet financial analysts’ performance expectations;
●	Cybersecurity breaches;
●	The loss of customers or our failure to attract more customers;
●	Creditworthiness and solvency of clients;
●	Loss of key employees;
●	The sale of a large amount of common stock by our shareholders;
●	Our announcement of a pending or completed acquisition or our failure to complete a proposed acquisition;
●	An adverse court ruling or regulatory action;
●	Changes in regulatory practices, including tariffs and taxes;
●	Changes in market valuations of similar companies;
●	Short selling activities;
●	Our announcement of any financing or a change in the direction of our business;
●	Announcements by us, or our competitors, of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments; or
●

Other forces outside of our control such as inflation, Federal Reserve interest rate increases and the recessionary environment it could bring, geopolitical turmoil and other developments that could adversely impact the U.S. and global economies and erode investor sentiment.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

We are subject to the continued listing standards of the NYSE American and our failure to satisfy these criteria may result in de-listing of our securities.

Our common stock is listed on the NYSE American. In order to maintain these listings, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s securities sell at what the NYSE American considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which, in the opinion of the NYSE American, makes continued listing inadvisable. If the NYSE American delists our common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain any additional financing to fund our operations that we may need.

THE COMMITTED EQUITY FINANCING

Overview

On December 15, 2025, we entered into the Purchase Agreement with the Selling Shareholder. Sales of our common stock to the Selling Shareholder under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our common stock and determinations by us regarding the use of proceeds from any sale of such common stock. The net proceeds from any sales under the Committed Equity Financing will depend on the frequency with, and prices at which, the shares of common stock are sold to the Selling Shareholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use the net proceeds for working capital and other general corporate purposes.

In accordance with our obligations under the Purchase Agreement, or the Registration Rights Agreement, pursuant to which we agreed to provide the Selling Shareholder with customary registration rights related to the shares issued under the Purchase Agreement, we have filed a registration statement of which this prospectus forms a part in order to register the resale of up to: (i) 3,154,000 Purchase Shares that we may elect, in our sole discretion, to issue and sell to the Selling Shareholder, from time to time after the Commencement Date upon the terms and subject to the conditions and limitations of the Purchase Agreement, subject to applicable stock exchange rules; and (ii) up to 80,000 Commitment Shares that may be issued to the Selling Shareholder in connection with related issuances and sales of Purchase Shares as consideration for the Selling Shareholder’s execution and delivery of the Purchase Agreement.

Under applicable NYSE American Company Guide rules, in no event may we issue to the Selling Shareholder shares of our common stock representing 20% or more of the total number of shares of common stock outstanding immediately prior to the date of the Purchase Agreement, unless we obtain prior shareholder approval or if such approval is not required in accordance with the applicable NYSE American rules. In addition, the Selling Shareholder is not obligated to buy any common stock under the Purchase Agreement if such shares, when aggregated with all other common stock then beneficially owned by the Selling Shareholder and its respective affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Shareholder beneficially owning common stock in excess of 4.99% of the then-outstanding shares of common stock, or the Beneficial Ownership Limitation; provided, however, the Selling Shareholder may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion upon sixty-one days’ prior written notice to us. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

The Purchase Agreement and Registration Rights Agreement contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

Purchase Agreement

Pursuant to the Purchase Agreement, the Selling Shareholder shall subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us up to the lesser of (i) $20,000,000 in aggregate value of shares of our common stock, subject to the Exchange Cap, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, or the Commitment Amount; provided, however, that such limitations will not apply if we obtain shareholder approval to issue additional shares of common stock. The shares of our common stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to the Selling Shareholder at our discretion from time to time from the Commencement Date until the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Commencement Date, (ii) the date on which the Selling Shareholder shall have purchased the Commitment Amount, (iii) the ninetieth day after the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, in each case that is not discharged or dismissed prior to such ninetieth day, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors, or each, a Termination Event.

Purchases of Shares of Our Common Stock Under the Purchase Agreement

During the term described above, on any business day on which the closing sale price of the common stock on the NYSE American is equal to or greater than the Floor Price, we will have the right, but not the obligation, from time to time at our sole discretion, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, to direct the Selling Shareholder, by delivery of an irrevocable written notice (a “Fixed Purchase Notice”), to purchase a number of shares of our common stock, or the Fixed Purchase, not to exceed, on any trading day, the lesser of (i) $500,000 of shares of Common Stock or (ii) $10,000,000 in the aggregate of Fixed Purchases, at a purchase price equal to the lesser of 95% (i) lowest sale price of the common stock on the trading day immediately prior to such applicable Fixed Purchase Date or (ii) the average daily VWAP of the common stock for the five trading days immediately preceding the applicable Purchase Date for such Fixed Purchase.

In addition, at any time from and after the Commencement Date, on any business day on which the closing sale price of the common stock is equal to or greater than the Floor Price and such business day is also the Fixed Purchase Date for a Fixed Purchase of an amount of shares of common stock not less than the applicable Fixed Purchase Share Limit (calculated as of the applicable Fixed Purchase Date), we may also direct the Selling Shareholder, by delivery of a VWAP Purchase Notice, to purchase, on the VWAP Purchase Date, an additional number of shares of common stock in an amount not in excess of the lesser of (i) 300% of the number of shares of common stock directed by us to be purchased by the Selling Shareholder for the applicable Fixed Purchase and (ii) 30% of the trading volume in our common stock on the NYSE American during the applicable VWAP Purchase period on the applicable VWAP Purchase Date, at a purchase price equal to the lesser of 95% of (i) the closing sale price of the common stock on the business day immediately preceding the applicable VWAP Purchase Date and (ii) the lowest sale price of the common stock during the applicable VWAP Purchase period.

Notwithstanding the above, in no event may the aggregate amount of Purchase Shares submitted in any single or combination of VWAP Purchase notices on a particular date require a payment from the Selling Shareholder to us that exceeds $10,000,000, unless such limitation is waived by the Selling Shareholder.

For purposes of the Purchase Agreement, “VWAP” shall mean the daily volume weighted average price of the common stock on the NYSE American as reported by Bloomberg through its “AQR” function.

All such determinations shall be appropriately adjusted for any sales of shares of common stock through block transactions, any reorganization, non-cash dividend, stock split, reverse stock split, stock combination, recapitalization or other similar transaction during such period.

Commitment Shares and Fees

In connection with entering into the Purchase Agreement, to issue to the Selling Shareholder, (i) on the execution date of the Purchase Agreement, an amount of shares of common stock equal to 0.5% of the aggregate Available Amount (40,000 shares) and (ii) after the execution date of the Purchase Agreement, a number of shares of common stock equal to 5% of the initial aggregate Available Amount, issued in a pro-rated fashion simultaneously with the delivery of any Purchase Shares purchased under the Purchase Agreement.

We have paid the Selling Shareholder $25,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by the Selling Shareholder, including the legal fees and disbursements of the Selling Shareholder’s legal counsel, in connection with its due diligence investigation and the preparation, negotiation and execution of the Purchase Agreement.

Conditions Precedent to Commencement

Our right to commence delivering Fixed Purchase Notices and VWAP Purchase Notices (collectively, “Purchase Notices”) under the Purchase Agreement and the Selling Shareholder’s obligation to accept such Purchase Notices, are subject to the initial satisfaction, at the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:

●	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;
●

this prospectus, in final form, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Exchange Act having been so filed;

●	the common stock not having been suspended by the SEC or the NYSE American within the last 365 days;
●	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as defined in the Purchase Agreement) shall have occurred and be continuing;
●	customary compliance with laws and bankruptcy-related conditions; and
●	the receipt by the Selling Shareholder of a customary legal opinion, as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month immediately following the 36-month anniversary of the Commencement Date;
●	the date on which the Selling Shareholder shall have purchased the Commitment Amount;
●

the ninetieth day after the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, in each case that is not discharged or dismissed prior to such ninetieth day; and

●

the date on which, pursuant to or within the meaning of any bankruptcy law, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after the Commencement Date upon one business day’s prior written notice to the Selling Shareholder, provided that we have satisfied all outstanding payment and delivery obligations related to any Purchase Shares issued to the Selling Shareholder prior to the effective date of such termination. The full amount of Commitment Shares shall be delivered to the Selling Shareholder prior to termination of the Purchase Agreement. We or the Selling Shareholder may also terminate the Purchase Agreement at the close of business on the one year anniversary of the signing of the Purchase Agreement or thereafter, in the event the Commencement Date shall not have occurred prior to such one year anniversary due to our failure to satisfy the conditions precedent to commencement. We and the Selling Shareholder may also terminate the Purchase Agreement at any time by mutual written consent. No termination of the Purchase Agreement by us or by the Selling Shareholder will affect any of our respective rights and obligations under (i) the Purchase Agreement with respect to any pending Purchase, and both we and the Selling Shareholder have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement, and (ii) the Registration Rights Agreement, which shall survive any termination of the Purchase Agreement. Further, no termination of the Purchase Agreement will be deemed to release us or the Selling Shareholder from any liability for intentional misrepresentation or willful breach of the Purchase Agreement, the Registration Rights Agreement or any other related transaction documents.

Dilutive Issuances and Purchase Price Adjustment

For as long as the Selling Shareholder owns any of our common stock, if within three business days immediately following a Purchase Date, we issue securities at prices (the “New Issuance Price”) less than the prices to be paid by the Selling Shareholder in such Fixed Purchase or VWAP Purchase, the purchase price for such applicable Fixed Purchase or VWAP Purchase would be reduced to the New Issuance Price, subject to the terms and conditions set forth in the Purchase Agreement.

No Short-Selling or Hedging

The Selling Shareholder has agreed that neither it nor any entity managed or controlled by it will engage in, directly or indirectly, any (A) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or (B) hedging transaction, which, with respect to items (A) and (B), establishes a net short position with respect to the common stock, during the term of the Purchase Agreement.

Effects of Sales of our Common Stock under the Purchase Agreement on Our Shareholders

The common stock being registered for resale in this offering may be issued and sold by us to the Selling Shareholder from time to time at our discretion, during the terms described above. The resale by the Selling Shareholder of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to the Selling Shareholder under the Purchase Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement, and will depend upon market conditions and other factors. We may ultimately decide to sell to the Selling Shareholder all, some or none of the common stock that may be available for us to sell to the Selling Shareholder pursuant to the Purchase Agreement. If we elect to sell common stock to the Selling Shareholder pursuant to the Purchase Agreement, after the Selling Shareholder has acquired such shares, the Selling Shareholder may resell all, some or none of such common stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase common stock from the Selling Shareholder in this offering at different times will likely pay different prices for those shares of common stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors-Risks Related to the Committed Equity Financings-Investors who buy shares of common stock from the Selling Shareholder at different times will likely pay different prices.”

Investors may experience a decline in the value of the common stock they purchase from the Selling Shareholder in this offering as a result of future sales made by us to the Selling Shareholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of common stock to the Selling Shareholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of common stock or the mere existence of our arrangement with the Selling Shareholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Selling Shareholder for the common stock that we may elect to sell to the Selling Shareholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, as of the date of this prospectus, it is not possible for us to predict the number of shares of common stock that we will sell to the Selling Shareholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Shareholder for those shares of common stock, or the actual gross proceeds to be raised by us from those sales, if any.

The number of shares of common stock ultimately offered for sale by the Selling Shareholder for resale under this prospectus is dependent upon the number of shares of common stock, if any, we ultimately sell to the Selling Shareholder under the Purchase Agreement. Further, if and when we elect to sell shares of common stock to the Selling Shareholder pursuant to the Purchase Agreement, after the Selling Shareholder has acquired such shares, the Selling Shareholder may resell all, some, or none of such shares of common stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of common stock to the Selling Shareholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of shares of common stock that our existing shareholders own will not decrease, the shares of common stock owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of common stock after any such issuance.

The following table sets forth the amount of gross proceeds we may receive from the Selling Shareholder from our sale of Purchase Shares that we may issue and sell to the Selling Shareholder from time to time under the Purchase Agreement at various assumed purchase prices. The table does not give effect to the issuance of any Commitment Shares.

Assumed Purchase Price Per Share	Total Number of Purchase Shares to be Issued	Percentage of Outstanding Common Stock After Giving Effect to the Issuance of the Purchase Shares to the Selling Shareholder (1)	Proceeds from the Sale of the Purchase Shares to the Selling Shareholder
$0.60	3,154,000	32.01%	$1,892,400
$0.80	3,154,000	32.01%	$2,523,200
$1.346(2)	3,154,000	32.01%	$4,245,284
$1.68(3)	3,154,000	32.01%	$5,298,720
$2.00	3,154,000	32.01%	$6,308,000
$2.50	3,154,000	32.01%	$7,885,000
$3.00	3,154,000	32.01%	$9,462,000

__________

(1)

The denominator is based on 10,068,203 shares of our common stock outstanding as of December 30, 2025, adjusted to include the issuance of the number of Purchase Shares set forth in the adjacent column which we would have issued to the Selling Shareholder based on the applicable assumed purchase price per share.

(2)

Represents the minimum price for which the average price paid for all shares of common stock issued under the Purchase Agreement must be in order for the sales to be considered “at market” under applicable stock exchange rules and therefore not subject to the Exchange Cap.

(3)	Represents the last reported sales price of our common stock on December 26, 2025, as reported by the NYSE American.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock offered by the Selling Shareholder. In addition, we will not receive any proceeds from the issuance or sale of the Commitment Shares. We may receive up to $20,000,000 in aggregate gross proceeds from sales of shares of our common stock to the Selling Shareholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

We intend to use the proceeds for working capital and other general corporate purposes. Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds from this offering or the specific amounts to be spent on the uses described above. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending the uses described above, we plan to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments or other securities.

MARKET INFORMATION

Our common stock is listed on the NYSE American under the symbol “YCBD.”

On December 30, 2025, the last reported sale price of our common stock on the NYSE American was $1.36 per share. As of December 30, 2025, we had approximately 116 shareholders of record. The actual number of holders of our common stock is greater than this number of record holders and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We do not currently intend to pay dividends on our common stock. Our ability to declare and pay dividends on our common stock is subject to the designations, rights and preferences of the Series B Preferred Stock and Series C Preferred Stock. Unless full cumulative dividends on all shares of Series B Convertible Preferred Stock and Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of our common stock or in shares of any junior stock we may issue as to dividends and upon liquidation) may be declared or paid or set aside for payment on our shares of our common stock. Even if we meet these conditions, the declaration, amount and payment of any future dividends on shares of our common stock, if any, will be at the sole discretion of our board of directors, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our shareholders or by our subsidiaries to us, and any other factors that our board of directors may deem relevant.

THE SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by the Selling Shareholder of any or all shares of our common stock that have been or may be issued by us to the Selling Shareholder under the Purchase Agreement. Such shares of our common stock include (i) up to 3,154,000 Purchase Shares that we may elect, in our sole discretion, to issue and sell to the Selling Shareholder, from time to time from and after the Commencement Date under the Purchase Agreement; and (ii) up to 80,000 Commitment Shares that may be issued to the Selling Shareholder in connection with related issuances and sales of Purchase Shares as consideration for the Selling Shareholder’s execution and delivery of the Purchase Agreement.

As used in this prospectus, the term “Selling Shareholder” includes the Selling Shareholder listed in the table below, and its permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the Selling Shareholder’s interest in the shares of common stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale. This prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

For additional information regarding the issuance of common stock covered by this prospectus, see the section entitled “Committed Equity Financing” above. We are registering the shares of common stock pursuant to the provisions of the Purchase Agreement and the Registration Rights Agreement in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, the Selling Shareholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Shareholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling shareholder, and reflects holdings as of December 30, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Shareholder has voting and investment power. The percentage of common stock beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 10,068,203 shares of our common stock outstanding on December 30, 2025. Because the purchase price of the common stock issuable under the Purchase Agreement is determined on each Fixed Purchase Date, with respect to a Fixed Purchase and on the applicable VWAP Purchase Date, with respect to a VWAP Purchase, the number of shares that may actually be sold by us to the Selling Shareholder under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

We may amend or supplement this prospectus from time to time in the future to update or change the Selling Shareholder list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Shareholder’s method of distributing these securities.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number (1)	Percent		Number	Percent
C/M Capital Master Fund, LP (2)	502,403	4.99%	3,234,000	663,779	4.99%

* Less than 1%

(1)

In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Shareholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Shareholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Fixed Purchases or VWAP Purchase, as applicable, of common stock is subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any of our common stock to the Selling Shareholder to the extent such shares, when aggregated with all other common stock then beneficially owned by the Selling Shareholder, would cause the Selling Shareholder beneficial ownership of our common stock to exceed the Beneficial Ownership Limitation (as defined in the Purchase Agreement).

(2)

The business address of C/M Capital Master Fund, LP is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131. As of the date of the Purchase Agreement, C/M Capital Master Fund, LP did not beneficially own any shares of our common stock. Thomas Walsh and Jonathan Juchno are the Managing Partners of C/M Capital Master Fund, LP, and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by C/M Capital Master Fund, LP. The amount of shares beneficially owned by the Selling Shareholder consists of shares of common stock issuable upon conversion of 354,722 shares of Series B Convertible Preferred Stock, 725,225 shares of Series C Convertible Preferred Stock and 40,000 shares of common stock currently held by the Selling Shareholder, subject to Beneficial Ownership Limitation. C/M Capital Master Fund, LP is not a registered broker-dealer or an affiliate of a registered broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Walsh and Mr. Juchno as to beneficial ownership of the securities beneficially owned directly or indirectly by C/M Capital Master Fund, LP. Excludes shares of common stock issuable upon conversion of Series C Preferred Stock and shares issuable under the Purchase Agreement.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by the Selling Shareholder. The shares may be sold or distributed from time to time by the Selling Shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for our common stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing.
●

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Shareholder may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Shareholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Shareholder has informed us that each such broker-dealer will receive commissions from the Selling Shareholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our common stock sold by the selling shareholder may be less than or in excess of customary commissions. Neither we nor the Selling Shareholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our common stock sold by the Selling Shareholder.

We know of no existing arrangements between the Selling Shareholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Shareholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Shareholder, any compensation paid by the Selling Shareholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our common stock covered by this prospectus by the Selling Shareholder. As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we have agreed to issue to the Selling Shareholder (i) on the execution date of the Purchase Agreement, an amount of shares of common stock equal to 0.5% of the aggregate Available Amount (40,000 shares) and (ii) after the execution date of the Purchase Agreement, a number of shares of common stock equal to 0.5% of the initial aggregate Available Amount, issued in a pro-rated fashion simultaneously with the delivery of any Purchase Shares purchased under the Purchase Agreement. We have also agreed to pay to the Selling Shareholder $25,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by the Selling Shareholder, including the legal fees and disbursements of the Selling Shareholder’s legal counsel, in connection with its due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreement. See “The Committed Equity Financing” for more information.

We also have agreed to indemnify the Selling Shareholder and certain other persons against certain liabilities in connection with the offering of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Shareholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Shareholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The Selling Shareholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Shareholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. The Selling Shareholder has agreed that during the term of the Purchase Agreement, neither the Selling Shareholder, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of our common stock offered by this prospectus have been sold by the Selling Shareholder.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock and our other securities. For a complete description, you should refer to our Articles of Incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part.

Our authorized capital is 150,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of blank check preferred stock, par value $0.001 per share. We have designated 1,700,000 of our blank check preferred stock as Series B Convertible Preferred Stock and 1,000,000 of our blank check preferred stock as Series C Convertible Preferred Stock. On December 30, 2025, there were 591,207 shares of Series B Convertible Preferred Stock issued and outstanding and 1,000,000 shares of Series C Convertible Preferred Stock issued and outstanding. The balance of the blank check preferred stock is undesignated.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

As of December 30, 2025, we had 10,068,203 shares of common stock outstanding. In addition, as of that date, there were approximately 19,716 shares of common stock issuable upon vesting of unvested restricted stock awards; 5,517 shares of common stock issuable upon the exercise of outstanding stock options; 5,901 shares of common stock issuable upon the exercise of outstanding warrants; 445,000 shares of unvested restricted common stock granted under the Company’s 2025 Equity Incentive Plan which is subject to shareholder approval; 591,207 shares of common stock issuable upon conversion of our Series B Preferred Stock outstanding and 1,000,000 shares of common stock issuable upon conversion of our Series C Convertible Preferred Stock outstanding

Preferred Stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on both classes of our common stock to be effective while any shares of preferred stock are outstanding.

Series B Convertible Preferred Stock

On September 29, 2025, the Company filed a Certificate of Amendment to the Certificate of Incorporation (“Series B Certificate of Designation”) designating 1,700,000 shares of the Company’s authorized preferred stock as Series B Convertible Preferred Stock, par value $0.001 per share. Each share of the Series B Preferred Stock is convertible into common stock at a conversion price of $1.00, subject to anti-dilution adjustments and Alternative Conversion rights (as defined in the Series B Certificate of Designation). The Series B Preferred Stock accrues dividends at a rate of 10% per annum which are payable quarterly in shares of common stock, subject to the satisfaction of all Equity Conditions (as defined in the Series B Certificate of Designation), or in cash. If the Company fails to satisfy an Equity Condition, dividends shall be paid in cash. However, if North Carolina law prohibits the payment of dividends in cash, then the then Stated Value (as defined in the Series B Certificate of Designation) shall be increased by the dividends as reasonably determined by the Company and the holders of the Series B Preferred Stock.

With respect to liquidation, dissolution and winding up of the Company, the Series B Preferred Stock ranks senior to all shares of the Company’s capital stock unless otherwise consented to by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock have no voting power and no right to vote, except as required by the North Carolina Business Corporations Act or with respect to matters affecting the preferences, rights, privileges or powers relating to the Series B Preferred Stock. In addition, the Series B Preferred Stock is subject to a beneficial ownership limitation which prohibits any holder from beneficially owning more than 4.99% of the shares of the Company’s common stock outstanding immediately following such conversion. At December 30, 2025, there are 591,207 shares of Series B Preferred Stock outstanding.

Series C Convertible Preferred Stock

On December 19, 2025, the Company filed a Certificate of Amendment to the Certificate of Incorporation (the “Series C Certificate of Designation”) designating 1,000,000 shares of the Company’s authorized preferred stock as Series C Convertible Preferred Stock, par value $0.001 per share. Except for differences in the stated value, floor price and conversion price, the Series C Preferred Stock has terms and conditions that are substantially similar to those of the Company’s Series B Preferred Stock. Each share of the Series C Preferred Stock is convertible into common stock at a conversion price of $2.25, subject to anti-dilution adjustments and Alternate Conversion rights (as defined in the Series C Certificate of Designation). The Series C Preferred Stock accrues dividends at a rate of 10% per annum which are payable quarterly in shares of common stock, subject to the satisfaction of all Equity Conditions (as defined in the Series C Certificate of Designation), or in cash. If the Company fails to satisfy an Equity Condition, dividends shall be paid in cash. However, if North Carolina law prohibits the payment of dividends in cash, then the then Stated Value (as defined in the Series C Certificate of Designation) shall be increased by the dividends as reasonably determined by the Company and the holders of the Series C Preferred Stock.

With respect to dividends, distributions, liquidation, dissolution and winding up of the Company, the Series C Preferred Stock ranks pari passu with the Series B Preferred Stock and is senior to all other shares of the Company’s capital stock unless otherwise consented to by the holders of the Series C Preferred Stock. The holders of Series C Preferred Stock have no voting power and no right to vote, except as required by the North Carolina Business Corporations Act or with respect to matters affecting the preferences, rights, privileges or powers relating to the Series C Preferred Stock. In addition, the Series C Preferred Stock is subject to a beneficial ownership limitation which prohibits any holder from beneficially owning more than 4.99% of the shares of the Company’s common stock outstanding immediately following such conversion

Warrants

As of December 30, 2025, we have outstanding warrants to purchase 5,901 shares of common stock with exercise prices ranging from $20.16 to $1,350.00 and expiration dates from December 2025 to April 2028. The terms of the outstanding warrants were disclosed in the Company’s Current Reports on Form 8-K filed with the SEC on January 10, 2020; December 9, 2020; June 30, 2021; and May 3, 2023.

CERTAIN PROVISIONS OF NORTH CAROLINA LAW AND OF OUR CHARTER AND BYLAWS

Anti-Takeover Effects of North Carolina Law

The North Carolina Business Corporation Act (the “NCBCA”) has two primary anti-takeover statutes, the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, which govern the shareholder approval required for certain business combinations. Since the Company has not opted out of either of these provisions, it is subject to the anti-takeover effects of the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act.

Under Article 9 of the NCBCA, the North Carolina Shareholder Protection Act generally requires the affirmative vote of 95% of a public corporation’s voting shares to approve a “business combination” with any other entity that a majority of continuing directors determines beneficially owns, directly or indirectly, more than 20% of the voting shares of the corporation (or ever owned more than 20% and is still an “affiliate” of the corporation) unless the fair price provisions and the procedural provisions of the statute are satisfied.

“Business combination” is defined by the statute as (i) any merger, consolidation or conversion of a corporation with or into any other entity, (ii) any sale or lease of all or any substantial part of the corporation’s assets to any other entity or (iii) any payment, sale or lease to the corporation or any subsidiary thereof by any other entity of assets having an aggregate fair market value of $5,000,000 or more in exchange for securities of the corporation

Under Article 9A of the NCBCA, the North Carolina Control Share Acquisition Act, “control shares” of a corporation that are acquired in a “control share acquisition” (as defined in the statute) have no voting rights unless such rights are granted by resolution adopted by a majority of the disinterested shareholders of the corporation, and in the event such voting rights were to be granted, all other shareholders would have the right, subject to certain limitations, to have their shares in the corporation redeemed at their fair value.

A person acquires “control shares” whenever such person acquires shares that, when added to all other shares of the corporation beneficially owned by such person, would entitle the person to voting power in the election of directors equal to or greater than one of three thresholds: one-fifth, one-third or a majority.

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Certificate of Incorporation and Bylaws:

●

permit our Board to issue up to 50,000,000 shares of preferred stock, without further shareholder approval, with such rights, preferences and privileges as our Board may designate in accordance with applicable law, including rights relating to acquisitions or changes in control;

●	provide that the authorized number of directors shall be determined by a resolution adopted by a majority of the Board;

●

provide that, for interim periods before the next meeting of the shareholders held for the election of directors, all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

●

provide that special meetings of shareholders may be called only by the President, the Board, or the Chairman of the Board, or upon the written request of the holder or holders of not less than 10% of the outstanding shares of common stock of the Company.

Listings

Our common stock is listed on the NYSE American under the symbol “YCBD.”

Transfer Agent

The transfer agent for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROPERTIES

The description of our properties is incorporated by reference from Part I, Item 2 of the Company’s Annual Report on Form 10-K beginning on page 19, as filed with the SEC on December 19, 2025 (see “Incorporation of Certain Information by Reference”).

LEGAL PROCEEDINGS

The description of our legal proceedings is incorporated by reference from Part I, Item 3 of the Company’s Annual Report on Form 10-K beginning on page 19 as filed with the SEC on December 19, 2025, as amended (see “Incorporation of Certain Information by Reference”).

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

The description of directors, executive officers and corporate governance is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 24 filed with the SEC on February 25, 2025 (see “Incorporation of Certain Information by Reference”).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for:

●	all individuals serving as our principal executive officer or acting in a similar capacity during fiscal 2025;
●	our two most highly compensated named executive officers at September 30, 2025 whose annual compensation exceeded $100,000; and
●

up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as a named executive officer of our company at September 30, 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Options Awards ($) (1)	Non equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Ronan Kennedy, CEO and CFO	2025	275,000	25,000	-	-	-	-	-	300,000
	2024	275,000	-	-	-	-	-	-	275,000

Bradley Whitford, Chief Accounting Officer (2)	2025	192,308	15,000	-	-	-	-	-	207,308
	2024	181,375	-	-	-	-	-	-	181,375

1.

Represents the grant date value of the options and awards granted during the years presented, determined in accordance with FASB ASC Topic 718. The assumptions made in the valuations of the awards are included in Note 9 of the notes to our consolidated financial statements appearing in our 2025 10-K.

2.	Mr. Whitford commenced serving as our Chief Accounting Officer in March 2024 and since 2021 is an employee of the Company.

Executive Employment Agreements

T. Ronan Kennedy. Mr. Kennedy was employed by the Company under an Executive Employment Agreement dated October 1, 2021. Effective November 28, 2025, the Company entered into an Executive Employment Agreement with Mr. Kennedy to serve as our Chief Executive Officer and Chief Financial Officer (the “Kennedy Employment Agreement”). The material terms of the agreement are as follows:

Term:

Three years, with the option of extending for additional automatic one-year terms unless either party provides written notice of non-renewal at least 60 days before expiration of the initial term or renewal term.

Annual base salary:	$340,000, an increase of $65,000 from his initial annual base salary.

Restricted stock awards and stock options:

As additional compensation on the effective date of the agreement we granted him (i) a restricted stock award of an aggregate of 445,000 shares of common stock vesting subject to approval of the 2025 Plan.

Under Mr. Kennedy’s employment agreement dated October 1, 2021 we granted Mr. Kennedy: (i) a restricted stock award of 1,112 shares of our common stock, and (ii) 10 year stock options to purchase 7,778 shares of our common stock, vesting subject to continued employment as follows: (A) 2,223 shares at an exercise price of $157.50 per share which have vested; (B) an additional 2,778 shares at an exercise price of $225.00 per share which have vested; and (B) an additional 2,778 shares at an exercise price of $292.50 per share, which have also vested.

Performance bonus:

Mr. Kennedy is eligible for quarterly performance bonuses of $35,000 payable in cash, to be based upon his achievement of quarterly performance goals to be established by the Board upon recommendation of the Committee.

Discretionary bonus:

The Committee will review his performance on an annual basis, and in connection with such annual review, Mr. Kennedy may be entitled to receive an annual discretionary bonus in such amount as may be determined by the Board, upon the recommendation of the committee, in its sole discretion.

Other benefits:	Mr. Kennedy is entitled to participate in all benefit programs we offer our employees, reimbursement for business expenses and four weeks of paid vacation.

Claw back provision:

Any incentive-based compensation, or any other compensation, paid to Mr. Kennedy pursuant to the terms of the Kennedy Employment Agreement, or otherwise, is subject to recovery under any law, government regulation or stock exchange listing requirement, and will be subject to such deductions and claw back as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement.

Termination:	The Kennedy Employment Agreement will terminate upon his death or as follows:

Disability

If we should terminate the Kennedy Employment Agreement as a result of his disability (as defined in the agreement) he is entitled to his base salary for a period of 12 months following the date of termination.

By cbdMD for cause or by Mr. Kennedy without cause:

We may terminate the Kennedy Employment Agreement without notice for “cause” (as defined in the Kennedy Employment Agreement) following a 30 day cure period. If we should terminate the Kennedy Employment Agreement for cause, he is not entitled to any compensation or severance benefits. Mr. Kennedy may also terminate the agreement without cause. In such event, he is not entitled to any compensation or severance benefits.

By cbdMD other than for cause and not in connection with a change of control:

We may terminate the Kennedy Employment Agreement upon 30 days’ notice to Mr. Kennedy. In such event, he is entitled to receive his base salary and executive benefits through the remaining period of the then current term of the agreement, and all granted but unvested options or restricted shares shall become fully vested on the date of termination and may be exercised by him for a period of 12 months following the date of termination.

Constructive termination:

Constructive termination of the Kennedy Employment Agreement shall occur if we materially breach the agreement, a successor company to us fails to assume the obligations under the agreement, or a material change in Mr. Kennedy’s duties and responsibilities occurs, all subject to waiver by him. In such event, subject to a 30-day cure period, he is entitled to the same compensation as if we had terminated the agreement without cause.

Change of control:

If the Kennedy Employment Agreement is terminated not for cause within two years of a change of control of cbdMD (as defined in the agreement), or in the 90 days prior to a change of control, we are obligated to pay Mr. Kennedy an amount equal to the greater of (i) 1.5 multiplied by his then base salary, or (ii) the base salary remaining to be paid during the then current term of the agreement, payable in a lump-sum payment on the termination date.

Non-compete, confidentially and indemnification:	The Kennedy Employment Agreement contains customary non-compete, for a period of one year following the date of termination, confidentiality and indemnification provisions.

Bradley Whitford. Mr. Whitford is an at-will employee with a base salary of $200,000 and eligible for discretionary performance bonuses and participation in the Company’s equity compensation plans.

Equity Compensation Plans at September 30, 2025

On June 2, 2015, our board of directors and shareholders adopted our 2015 Equity Compensation Plan (the “2015 Plan”) initially covering 26,112 shares of common stock. At the 2019 annual meeting of our shareholders, our shareholders approved an increase in the based number of shares of our common stock reserved for grants under the plan to 45,445 shares.

On January 8, 2021, our board of directors approved the 2021 Equity Compensation Plan (the “2021 Plan”) and our shareholders approved the 2021 at our 2021 annual meeting. The 2021 Plan reserves 111,112 shares of our common stock for issuance pursuant to the terms of the plan upon the grant of plan options, restricted stock awards, or other stock-based awards granted under the 2021 Plan. The 2021 Plan also contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the 2021 Plan will automatically increase on October 1 of each calendar year during the term of the 2021 Plan, beginning with calendar year 2022, by an amount equal to 1% of the total number of shares of common stock outstanding on September 30 of the such calendar year, up to a maximum of 5,556 shares.

The purpose of each of the 2015 Plan and 2021 Plan (collectively, the “Plans”) is to enable us to offer to our employees, officers, directors and consultants, whose past, present and/or potential contributions to our company have been, are or will be important to our success, an opportunity to acquire a proprietary interest in our company. The Plans are administered by our Compensation, Corporate Governance and Nominating Committee.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our shareholders as well as any equity compensation plans not approved by our shareholders as of September 30, 2025.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)

Plans approved by our shareholders
2015 Plan	23,358	187.09	18,617
2021 Plan	20,678	51.75	63,958

Plans not approved by shareholders	-	-	-

Please see Note 9 of the notes to our audited consolidated financial statements appearing in our 2025 10-K for more information on our 2015 Plan and 2021 Plan.

Outstanding Equity Awards at Year End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of September 30, 2025.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price ($)	Option expiration date	Number of shares of unit of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market of payout value of unearned shares, units or other rights that have not vested

T. Ronan Kennedy	278	-	-	1,260	10/1/2025	-	-	-	-
	348	-	-	1,800	10/1/2025	-	-	-	-
	348	-	-	2,340	10/1/2025	-	-	-	-
	209	-	-	706	10/1/2027	-	-	-	-

Bradley Whitford	42	-	-	360	1/27/2027	-	-	-	-
	42	-	-	84	1/9/2028	-	-	-	-

Compensation of Directors

In March 2021, after reviewing the results of an independent compensation study on public company executive and board compensation, the Compensation, Corporate Governance and Nominating Committee of our board of directors adopted a new compensation program for our independent directors. For the 2025 board term which began in March 2025, the components are set forth below:

Annual retainer	$35,000
Stock award, 1,572 shares of common stock, vesting quarterly on June 30, 2025, September 30, 2025, December 31, 2025 and March 31, 2026.
Additional committee chairperson annual compensation:
Chairman of the Board of Directors	$26,500
Audit Committee	$17,000
Compensation, Corporate Governance and Nominating Committee	$7,000

Additional committee membership annual compensation (excluding committee chairperson):
Audit Committee	$8,500
Compensation, Corporate Governance and Nominating Committee	$4,000
No additional compensation for meeting attendance

Our non-executive employee director, Dr. Sibyl Swift, received the stock award and option grant disclosed above for her services as a member of our board of directors in fiscal 2025.

The following table sets forth the compensation paid or earned for fiscal 2025 by our independent directors and our non-management employee director.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Options Awards ($)	Non equity incentive plan compensation ($)	Non-qualified ($)	All other ($)(2)	Total ($)

William F. Raines, III	55,702	1,493	-	-	-	-	$57,195
Bakari Sellers	46,026	1,493	-	-	-	-	$47,520
Scott G. Stephen	69,627	1,493	-	-	-	-	$71,120
Jeffery Porter	19,292	1,493	-	-	-	-	$20,786
Kevin Roe	21,518	1,493	-	-	-	-	$23,012
Dr. Sibyl Swift	-	1,493	-	-	-	113,567	$115,060

1.

Represents the grant date value of the options and awards granted during the years presented, determined in accordance with FASB ASC Topic 718. The assumptions made in the valuations of the awards are included in Note 9 of the notes to our consolidated financial statements appearing in our 2025 10-K.

2.

Represents compensation for consulting services. See “Certain Relationships and Related Transactions, and Director Independence” incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 34 filed with the SEC on February 25, 2025.

The Company’s Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Company does not have any formal policy that requires the Company to grant, or avoid granting, equity-based compensation to its executive officers at certain times. Consistent with its annual compensation cycle, the Compensation, Corporate Governance and Nominating Committee has for several years granted annual equity awards to its executive officers and directors following the Company’s annual meeting. The timing of any equity grants to executive officers in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date). As a result, in all cases, the timing of grants of equity awards, including stock options, occurs independent of the release of any material nonpublic information, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of equity-based compensation.

No stock options were issued to executive officers in 2025 during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.

Anti-Hedging Policies

Under the Company’s Insider Trading Policy, all officers, directors and employees are prohibited from engaging in hedging, pledging or shorting transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The description of our security ownership of beneficial owners and management is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 32, filed with the SEC on February 25, 2025 (see “Incorporation of Certain Information by Reference”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The description of certain relationships and related transactions and director independence is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 34, filed with the SEC on February 25, 2025 (see “Incorporation of Certain Information by Reference”).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Gavigan Law, PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements of cbdMD, Inc. and Subsidiaries for the years ended September 30, 2025 and 2024, have been audited by Cherry Bekaert LLP, independent registered public accounting firm, as set forth in their report thereon appearing in cbdMD, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2025, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on cbdMD, Inc. and Subsidiaries’ ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website and through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR). The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at https://www.sec.gov. You may access the registration statement, of which this prospectus is a part, at the SEC’s website.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our website, https://www.cbdmd.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the common stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the common stock. The statements this prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise expressly incorporated by reference herein):

●	Annual Report on Form 10-K for Fiscal Year ended September 30, 2025 filed with the SEC on December 19, 2025;
●

Our current reports on Form 8-K (including 8-K/A) filed on November 25, 2025, November 28, 2025 and December 8, 2025 and (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein); and

●	Our definitive proxy statement on Schedule 14A filed on February 25, 2025.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, that information or exhibit is specifically not incorporated by reference in this document.

You may obtain copies of these documents free of charge on our website, www.cbdmd.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You may also obtain such documents by submitting a written request either to the Company at 2101 Westinghouse Blvd., Suite A, Charlotte, NC 28273, Attention: T. Ronan Kennedy or an oral request by calling the Company at (704) 445-3060. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus upon oral or written request, at no cost to the requester, by contacting the Company as noted above.

PROSPECTUS

cbdMD, Inc.

Offering of 3,234,000 shares of common stock

_______ __, 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$616.33
Printing expenses	$2,500
Accounting fees and expenses	$5,000
Legal fees and expenses	$50,000
Miscellaneous	$5,000
Total	$63,116.33

Item 14. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Our bylaws provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, agent or employee of cbdMD or at the request of cbdMD serve as a director, officer, agent or employee for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, we may indemnify our directors, officers, agents or employees in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. We have purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify us and our officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article 6 of our Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action for breach of duty as a director.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities

A summary of all securities that we have sold in the last year, since the beginning of the last fiscal year without registration under the Securities Act of 1933 (the “Securities Act”), is incorporated by reference from Part II, Item 5 of the Company’s Annual Report on Form 10-K as filed with the SEC on December 19, 2025 and the Company’s current report on Form 8-K filed on October 6, 2025 (see “Incorporation of Certain Information by Reference”).

Item 16. Exhibits and Financial Statement Schedules

(a) See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description	Form	Filing Date	Exhibit No.	Filing or Furnished Herewith
1.1	Underwriting Agreement, dated as of April 30, 2023, between cbdMD, Inc. and Maxim Group LLC	8-K	5/3/23	1.1
2.1	Merger Agreement dated December 3, 2018 by and among Level Brands, Inc., AcqCo, LLC, cbdMD LLC and Cure Based Development, LLC	8-K	12/3/18	2.1
2.2	Articles of Merger dated December 20, 2018 as filed with the Secretary of State of Nevada merging AcqCo, LLC with and into Cure Based Development, LLC	10-Q	2/14/19	2.2
2.3	Articles of Merger dated December 20, 2018 as filed with the Secretary of State of North Carolina merging AcqCo, LLC with and into Cure Based Development, LLC	10-Q	2/14/19	2.3
2.4	Articles of Merger dated December 20, 2018 as filed with the Secretary of State of Nevada merging Cure Based Development, LLC with and into cbdMD LLC	10-Q	2/14/19	2.4
2.5	Articles of Merger dated December 20, 2018 as filed with the Secretary of State of North Carolina merging Cure Based Development, LLC with and into cbdMD LLC	10-Q	2/14/19	2.5
2.6	Addendum No. 1 to Agreement and Plan of Merger dated March 31, 2021	8-K	4/1/21	10.1
3.1	Articles of Incorporation	1-A	9/18/17	2.1
3.2	Articles of Amendment to the Articles of Incorporation - filed April 22, 2015	1-A	9/18/17	2.2
3.3	Articles of Amendment to the Articles of Incorporation - filed June 22, 2015	1-A	9/18/17	2.3
3.4	Articles of Amendment to the Articles of Incorporation - filed November 17, 2016	1-A	9/18/17	2.4
3.5	Articles of Amendment to the Articles of Incorporation - filed December 5, 2016	1-A	9/18/17	2.5
3.6	Articles of Amendment to Articles of Incorporation	8-K	4/29/19	3.7
3.7	Articles of Amendment to Articles of Incorporation including the Certificate of Designations, Rights and Preferences of the 8.0% Series A Cumulative Convertible Preferred Stock	8-K	10/11/19	3.1(f)
3.8	Articles of Amendment of Articles of Incorporation, as amended, of cbdMD, Inc. effective April 24, 2023	8-K	4/27/23	3.1
3.9	Articles of Amendment Automatic Conversion of Series A Preferred Stock effective May 6, 2025	8-K	5/7/25	3.1
3.10	Articles of Amendment to the Articles of Incorporation 8 to 1 reverse split effective May 6, 2025	8-K	5/7/25	3.2
3.11	Certificate of Designation of Series B Convertible Preferred Stock filed September 29, 2025	8-K	10/6/25	3.1
3.12	Certificate of Designation of Series C Convertible Preferred Stock filed December 19, 2025	10-K	10/19/25	3.12
3.13	Bylaws, as amended	1-A	9/18/17	2.6
4.1	2015 Equity Compensation Plan+	1-A	9/18/17	3.8
4.2	Form of Stock Option Award under 2015 Equity Compensation Plan*	1-A	9/18/17	3.9
4.3	2021 Equity Compensation Plan*	8-K	1/14/21	10.1
4.4	Form of Representative’s Warrant dated January 9, 2020	8-K	1/10/20	4.1
4.5	Form of Representative’s Warrant dated December 11, 2020	8-K	12/9/20	4.1
4.6	Form of Representative’s Warrant dated June 28, 2021	8-K	6/30/21	4.1
4.7	Form of Representative’s Warrant dated May 3, 2023	8-K	5/3/23	4.1
4.8	Convertible Promissory Note dated January 30, 2024	8-K	2/2/24	4.1

4.9	2025 Equity Compensation Plan*	8-K	11/28/25	10.2
5.1	Opinion of Gavigan Law, PLLC				Filed
10.1	Form of Indemnification Agreement	1-A	9/18/17	6.21
10.2	Office Lease dated July 11, 2019	10-Q	8/14/19	10.1
10.3	Warehouse Lease dated August 27, 2019	10-Q	2/13/20	10.1
10.4	Form of Distribution Agreement dated February 26, 2020 by and among cbdMD, Inc., CBD Holdings, LLC and the members of CBD Holdings, LLC	8-K	2/28/20	10.1
10.5	Endorsement Agreement effective July 1, 2020	10-Q	8/21/20	10.1
10.6	Asset Purchase Agreement by and among Twenty Two Capital, LLC, cbdMD, Inc., John J. Wiesehan III, Vieo Design, LLC and Bradley D. Trawick dated June 22, 2021	8-K	7/27/21	10.1
10.7	Executive Employment Agreement dated October 1, 2021 between cbdMD, Inc. and T. Ronan Kennedy*	8-K	10/5/21	10.1
10.8	Executive Employment Agreement dated November 28, 2025 between cbdMD, Inc and T. Ronan Kennedy*+	8-K	11/28/25	10.1
10.9	Equipment Purchase Agreement effective April 7, 2022 by and between cbd Industries, LLC and Old Belts Extracts LLC	10-Q	4/7/22	10.21
10.10	Membership Interest Transfer Agreement dated June 22, 2022	10-Q	8/11/22	10.22
10.11	Agreement for Advertising Placement dated February 1, 2023+	S-1	3/13/23	10.17
10.12	Side Letter – Keystone Capital Partners, LLC	S-1	3/13/23	10.20
10.13	Common Stock Purchase Agreement dated March 2, 2023 by and among cbdMD, Inc. and Keystone Capital Partners, LLC	8-K	3/2/23	10.1
10.14	Registration Rights Agreement dated March 2, 2023 by and among cbdMD, Inc. and Keystone Capital Partners, LLC	8-K	3/2/23	10.2
10.15	License Agreement, effective as of March 20, 2024, by and between cbdMD, Inc. and HSKL, Inc.	8-K	3/18/24	10.1
10.16	Lease Forbearance Agreement, dated as of March 14, 2024, by and between cbdMD, Inc. and HSKL, Inc.	8-K	3/18/24	10.2
10.17	Amendment to Extend Westinghouse Boulevard Lease dated November 26, 2024	8-K	11/27/24	10.1
10.18	Form of Preferred Stock Purchase Agreement between cbdMD, Inc. and the Selling Shareholders+	8-K	10/6/25	10.1
10.19	Form of Registration Rights Agreement between cbdMD, Inc. and the Selling Shareholders	8-K	10/6/25	10.2
10.20	Securities Purchase Agreement by and between cbdMD, Inc. and C/M Capital Master Fund, LP, dated December 15, 2025, as amended				Filed
10.21	Registration Rights Agreement by and between cbdMD, Inc. and C/M Capital Master Fund, LP, dated December 15, 2025	10-K	12/19/25	10.21
10.22	Form of Series C Preferred Stock Securities Purchase Agreement dated December 19, 2025	10-K	12/19/25	10.22
10.23	Form of Registration Rights Agreement date December 19, 2025	10-K	12/19/25	10.23
21.1	List of Subsidiaries	S-1	2/16/24	21.1
23.1	Consent of Cherry Bekaert LLP				Filed
23.2	Consent of Gavigan Law, PLLC (contained in Exhibit 5.1)				Filed
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Filing Fee Table				Filed

______________________

+ Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601 of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

* Management Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina on January 2, 2026.

CBDMD, INC.

By:	/s/ T. Ronan Kennedy
T. Ronan Kennedy
Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ T. Ronan Kennedy	Chief Executive Officer, Chief Financial Officer, Director	January 2, 2026
T. Ronan Kennedy

/s/ Brad Whitford	Chief Accounting Officer (Principal Accounting Officer)	December 31, 2025
Brad Whitford

/s/ Scott G. Stephen	Chairman of the Board of Directors	December 31, 2025
Scott G. Stephen

/s/ Jeffrey Porter	Director	December 31, 2025
Jeffrey Porter

/s/ William F. Raines	Director	December 31, 2025
William F. Raines

/s/ Kevin Roe	Director	December 31, 2025
Kevin Roe

/s/ Bakari Sellers	Director	December 31, 2025
Bakari Sellers

/s/ Dr. Sibyl Swift	Director	December 31, 2025
Dr. Sibyl Swift